Exhibit 99.1

Sino Agro Food Inc. Provides Preliminary

First Quarter 2016 Information

May 11, 2016

GUANGZHOU, China-- Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME).

The Company filed today for an automatic 5-day extension for its first quarter 2016 10-Q. Prior to the press release typically issued concurrently with the 10-Q, the Company provides the following preliminary summary information.

Year over year declines were evident for both revenue and gross profit during the first quarter of 2016 as delineated in the sections below. The ratio of decline in these metrics have become marginally less, though, when compared to sequential Q4 2015 numbers, with revenue decreasing by 27 percent to approximately USD 72M (98M), and gross profit by 11.7 percent to approximately USD 19M (21.4M).

Gross profit from Project Development declined by 53 percent to USD 3.6M (7.7M). In addition to the annual Chinese New Year holiday, inclement weather and one-time factors resulted in a period of only three weeks to perform contracted services throughout the first quarter contributing to the marked decline.

Without this sector shortfall, sequential quarterly total gross profits would have increased by approximately USD 1.6M (or 7.5 percent).

The major factors underlying the year over year decline in revenue from the sale of goods comprise a continuation of the factors mentioned in the Company’s FY 2015 10-K:

Aquaculture (CA and Tri-Way)

Although continued growth in sales volume to approximately 1,900 metric tons of prawns and seafood in Q1 2016 compared favorably to both Q1 2015 (1,380 MT) and the previous quarter (1,325 MT), an increased share of fish with lower average sales price (“ASP”) explains the revenue decline. The change in sales mix was primarily due to the short supply of eel elvers from last season.

Integrated Cattle (SJAP)

Due to the relaxation of trade restrictions on beef imports to China from 11 exporting countries, the price for live weight domestic cattle has fallen from RMB32/Kg in mid-year 2015 to an ASP of RMB25/Kg in the fourth quarter of 2015, and had bottomed at RMB15/Kg during the first quarter of 2016. As a result, the Company curtailed its sales of live cattle to 851 head in the first quarter of 2016 (vs. 5,032 Q1 2015), and anticipates selling larger numbers of cattle in the upcoming quarters, as prices rebound.

Reduced head of live cattle also impacted the sale of fertilizer and livestock feed.

The Company continued to grow value added production to 2,177 MT in the first quarter of 2016 (vs. 1,227 MT in Q1 2015); however, this growth, which is intended to eclipse live cattle sales in the future, was not sufficient to overcome the marked reduction in live cattle sales this quarter.

Cattle Farm (MEIJI)

The average unit sale price per head of cattle decreased to USD 1,589 in the first quarter of 2016 (vs. USD 2,935 in Q1 2015). This was primarily due to more sales of locally bred “Yellow Cattle” sold at higher price points with an average weight of 350 Kg / head helping to offset the sale of other beef cattle averaging over 600 Kg/ head, but sold at lower market prices.

Seafood and Meat Trading

The decrease in revenue within the Corporate Trading sector was due to lower imports of seafood from Madagascar after its government introduced policies restricting its export of seafood in the second half of 2015. Total import volume grew to 1,050 MT in the first quarter of 2016 (vs. 790 MT in Q1, 2015). Record high beef import volume was insufficient to outweigh the seafood shortfall because of lower beef ASP.

About Sino Agro Food, Inc.

SIAF develops and operates protein food businesses in the People's Republic of China. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer and produce. SIAF is a global leader in developing land based recirculating aquaculture systems (“RAS”), and with its partners is the world's largest producer of sustainable RAS prawns.

Founded in 2006 and headquartered in Guangzhou, the Company had over 550 employees and revenue of USD 429 million in 2015. Operations are located in Guangdong, Qinghai, and Hunan provinces, and in Shanghai.  Sino Agro Food is a public company listed on OTCQX U.S. Premier in the United States and on the Oslo Børs’ Merkur Market in Norway.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

No Offer of Securities

None of the information featured in this press release constitutes an offer or solicitation to purchase or to sell any securities of Sino Agro Food, Inc.

Contacts

Peter Grossman	Erik Ahl
Investor Relations	Nordic Countries
+1 (775) 901-0344	+46 (0) 760 495 885
info@sinoagrofood.com	erik.ahl@sinoagrofood.com